October 10, 2016

Re:    PICO Holdings, Inc. Executive Bonus Plan

Ladies and Gentlemen,

Maxim C.W. Webb and John T. Perri (collectively, the “Executives”) are “Participants” in the PICO Holdings, Inc. Executive Bonus Plan (the “Bonus Plan”). The Executives are aware that the Board of Directors of PICO Holdings, Inc. (the “Board”) and the Compensation Committee of the Board intend to modify the terms of the Bonus Plan (the “Bonus Plan Changes”). In light of the Bonus Plan Changes, and for other good and valid consideration, the receipt of which is hereby acknowledged, each Executive hereby agrees as follows:

1.    Waiver of Bonus.

Until such time as the Bonus Plan Changes are approved by the Board and the Compensation Committee of the Board, in their sole and absolute discretion, each Executive, on behalf of himself and his successors, irrevocably and unconditionally waives his right to receive any bonus payment that such Executive is entitled to receive pursuant to the terms of the Bonus Plan. For clarity, no bonus payments shall be made under the Bonus Plan unless and until the Bonus Plan Changes are approved by the Board and the Compensation Committee of the Board.

2.    Miscellaneous.

This letter agreement shall be governed by and construed under the laws of the State of California as such laws are applied to agreements among California residents entered into and performed entirely within the State of California, without reference to the conflict of laws provisions thereof. This letter agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures delivered by facsimile or electronic transmission shall be treated as original signatures hereto.

The parties have executed this letter agreement as of the date first written above.

PICO Holdings, Inc.

By: /s/ Raymond V. Marino II

Name: Raymond V. Marino II

Title:Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ Maxim C.W. Webb
Maxim C.W. Webb

/s/ John T. Perri
John T. Perri

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